Middlesex Water Company REPORTS

FIRST QUARTER 2014 FINANCIAL RESULTS

ISELIN, NJ, (May 2, 2014) Middlesex Water Company (the “Company”), (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced operating revenues for the quarter ended March 31, 2014.

First Quarter Operating Results

Consolidated operating revenues increased $0.1 million for the three months ended March 31, 2014 to $27.2 million. Net income was $3.1 million, consistent with the same period in 2013. Basic and diluted earnings per share were $0.20 for the three months ended March 31, 2014, consistent with the same period in 2013.

Operating revenues in the Company’s Middlesex system in New Jersey decreased $0.5 million, primarily due to the cessation of oil refining operations in the Middlesex service area by Hess Corporation, a large customer, in February 2013. Revenues in our Delaware system, Tidewater Utilities, Inc., increased $0.4 million primarily due to higher customer demand, increased connection fees and increased interim base rates that went into effect in February 2014. Revenues from Tidewater Environmental Services, Inc., our Delaware wastewater utility, increased $0.2 million, primarily due to the acquisition of new wastewater assets, which we began serving in October 2013. Revenues from contract operations decreased $0.3 million, primarily due to lower revenues for additional services above the base contract at our operations in the Borough of Avalon, New Jersey.

Operation and maintenance expenses for the three months ended March 31, 2014 were consistent with the same period in 2013. Employee benefits expenses decreased $0.8 million due primarily to lower postretirement employee benefit plan costs resulting from improved performance in 2013 on our investment of retirement plan funds and a higher discount rate used for the actuarially determined 2014 expense. Severe winter weather resulted in higher labor overtime costs of $0.3 million and higher water main break costs of $0.3 million in our Middlesex system.

“We benefitted in the first quarter from our continued diligence on controlling operating costs and other initiatives, despite the fact we are on the downside of the ratemaking cycle for our two largest water utilities, and are currently in rate proceedings in both New Jersey and Delaware,” said Middlesex President and Chief Executive Officer Dennis W. Doll. “In addition to our continued commitment to our traditional water and wastewater utilities, we are focused on expanding our suite of complementary capabilities beyond our core regulated utility operations to include military base water and wastewater privatizations, industrial treatment applications, non-regulated contract operations and renewable energy projects at municipal wastewater treatment plants,” added Doll.

Board Declares Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.19 per share, payable June 2, 2014 to common shareholders as of May 15, 2014. The Company has paid cash dividends in varying amounts continually since 1912. The Company has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 20, 2014, beginning at 11:00 a.m. at its corporate headquarters in Iselin, NJ.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2014	2013

Operating Revenues	$27,173	$27,038

Operating Expenses:
Operations and Maintenance	15,437	15,430
Depreciation	2,815	2,709
Other Taxes	2,954	3,034

Total Operating Expenses	21,206	21,173

Operating Income	5,967	5,865

Other Income (Expense):
Allowance for Funds Used During Construction	67	38
Other Income	11	97
Other Expense	(20)	(10)

Total Other Income, net	58	125

Interest Charges	1,103	1,155

Income before Income Taxes	4,922	4,835

Income Taxes	1,753	1,658

Net Income	3,169	3,177

Preferred Stock Dividend Requirements	43	52

Earnings Applicable to Common Stock	$3,126	$3,125

Earnings per share of Common Stock:
Basic	$0.20	$0.20
Diluted	$0.20	$0.20

Average Number of Common Shares Outstanding:
Basic	15,974	15,806
Diluted	16,178	16,069

Cash Dividends Paid per Common Share	$0.1900	$0.1875